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                             FIRST AMENDMENT TO THE
                            ADMINISTRATION AGREEMENT
                         BETWEEN STONEBRIDGE FUNDS TRUST
                      AND ALPS MUTUAL FUNDS SERVICES, INC.

THIS AMENDMENT is made and entered into as of December 7, 2001, between Stonebridge Funds Trust, a Delaware business trust having its principal office and place of business at 1801 Century Park East, Los Angeles, California 90067 (the "Trust"), and ALPS Mutual Funds Services, Inc., a Colorado Corporation having its principal place of business at 370 17th Street, Suite 3100, Denver, Colorado 80403 ("ALPS").

WHEREAS, the Trust and ALPS have entered into an Administration Agreement (the "Agreement") dated as of November 2, 1998 with respect to Stonebridge Growth and Stonebridge Aggressive Growth Fund, each a series of the Trust;

WHEREAS, the Trust and State Street Bank and Trust Company (the "Transfer Agent" or "State Street") have entered into a Transfer Agency Agreement dated as of December 7, 2001 (the "TA Agreement"); and

WHEREAS, the Trust and ALPS desire to amend the Agreement to set forth ALPS' responsibility with respect to the Trust's Transfer Agent.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree to amend the Agreement as follows:

1. ALPS' RESPONSIBILITIES. ALPS, to the best of its ability, agrees to assist the Trust in its evaluation of the performance of the Transfer Agent. ALPS, to the best of its ability, further agrees to assist the Trust with issues that may arise with respect to the Transfer Agent.

2. LIMITATION OF LIABILITY. ALPS shall not be responsible for the day-to-day oversight or management of the Transfer Agent's performance under the TA Agreement. Furthermore, ALPS shall not be responsible for the Transfer Agent's failure to carry out its duties and responsibilities under the TA Agreement.

3. NO OTHER MODIFICATION. The parties hereto agree that Sections 1 and 2 above shall be additional provisions under the Agreement, and shall constitute the only modification to the Agreement. No other change or modification shall be made to the Agreement and all provisions of the Agreement shall remain in full force and effect.

4. ATTACHED TO THE AGREEMENT. The parties hereto agree that this Amendment shall be attached to and made a part of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS MUTUAL FUNDS SERVICES, INC.


By: _______________________________
Name: Edmund Burke
Title: President

STONEBRIDGE FUNDS TRUST


By: _______________________________
Name: Richard C. Barrett
Title: Chairman and President